Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by. I would now like to welcome everyone to Nanogen’s Third Quarter 2004 Financial Results Conference Call. [Operator instructions].

I would now like to turn the call over to your host Mr. David Ludvigson, Nanogen’s President and Chief Operating Officer. Please go ahead, sir.

David Ludvigson, President, Chief Operation Officer and Director

Thank you. Good afternoon and welcome to the Nanogen Third Quarter Conference Call. If anyone does not have access to the third quarter financials or our press release, you can find them on our website at www.nanogen.com or you can call area code 858-410-4600 and ask for Nancy Haney. On today’s call, we will review the third quarter operating highlights and financial results and discuss our outlook for 2004 and 2005. Afterwards, we’ll poll the audience for questions. Before we move ahead, please note that during the course of this call, we may make projections or other forward-looking statements regarding future events or financial performance of the company that involves risks and uncertainties. The company’s actual results may differ materially from the projections described in such statements. Factors that might cause such a difference include but are not limited to those discussed in our annual report filed on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and in the Form S-4 registration statement filed on October 26, 2004. Copies of these documents are available upon request from investor relations at Nanogen or may be accessed via our website, again that website is www.nanogen.com. Also with me on today’s call is Howard Birndorf, chairman and chief executive officer and Robert Saltmarsh, Vice President of Corporate Development. Howard will begin the call with some overall comments.

Howard Birndorf, Chairman and Chief Executive Officer

Good afternoon and welcome to our third quarter conference call. As you have seen, revenue for the quarter was quite close to our expectations and last quarter’s guidance. On a cash basis, our expenses were quite close as well. However, non-cash expenses related to inventory reserves and option expensing were approximately $1.4 million higher than previously expected. David will provide you with the full details later. While not the results I would like, I believe we are making good progress on transforming our business and laying the foundation for a more successful company. We are putting in place a variety of initiatives that will improve our results in 2005. As I believe you know, we are committed to increasing the top line revenue growth of Nanogen while continuing to control expenses.

Let me tell you about several actions, which will improve our performance in ‘05. During the quarter we announced the merger with Epoch Bioscience of Bothell, Washington for approximately $60 million in stock. Pending shareholder approval this merger is expected to close in early December.

Epoch had revenues of $2.4 million in the most recent quarter and is expected to contribute significantly to both our revenue and operating margin next year. The Epoch merger is expected to add 30 real-time reagents to our product portfolio. Sharing similar customers, we are encouraged by the synergies and operating efficiencies that can be achieved by selling these products through the Nanogen sales force. In addition, we will look forward to the addition of the Epoch MGB Eclipse technology to augment revenues in the research market. We intend the leave R&D and manufacturing organizations largely intact, eliminate duplicate functions in sales, marketing, and G&A, as well as duplicate public company costs, and are well down the path of planning our integration.

We believe the Epoch merger represents a win-win for both companies. Currently, the closing of the merger is expected on or about December 9, 2004. As I reported last quarter, the merger with SynX of Toronto that closed in April is going smoothly. We are making good progress towards introducing a congestive heart failure product and are currently expected to reach the market in the middle of 2005. We have streamlined SynX operations and thereby reduced duplicate functions without affecting the R&D activities of SynX. During the quarter, they announced another US patent related to cardiovascular disease, raising their total US issued patents to 18. I am pleased that integration is going well.

And just last week, we announced the inert NanoChip ®400 molecular biology workstation, which is the second generation of our Microarray product for genetic testing. This new instrument system will also begin shipping next year and compares favorably in price, size, and ease of use to the existing Workstation product. The NanoChip ®400 is being manufactured for us by Hitachi and we are currently testing production in level units in our labs. This product should help us broaden our reach into the clinical marketplace, which is significantly larger than the research market served today by our current platform. These three additions are expected to significantly boost revenues in 2005 and beyond from levels we have recently achieved. So while remaining dissatisfied with our near-term results, I believe we have set in place appropriate actions to improve our performance in 2005.

Assuming approval of the Epoch merger, you will begin to see initial result of our transformation efforts in Q1 and I expect that the impact will accelerate as the year progresses.

I am now going to hand the call over to David Ludvigson for further discussions of our results. David?

David Ludvigson, President, Chief Operating Officer

Thank you, Howard. I would like to briefly review the third quarter results, which include a full quarter of operations from SynX for the first time. As Howard said, total revenue for the third quarter was 1.1 million or nearly identical to those of the previous three months. Approximately 700,000 of this $1.1 million of revenue was related to product revenue which was nearly 200,000 better than the last quarter. Offsetting this increase was a similar reduction in other revenues, due mostly, to the anticipated end of our sponsored research revenue from, Hitachi. We remain less than satisfied with product revenue performance during the quarter due to a variety of issues that are being addressed. We have strengthened our sales management and have refocused our direct selling efforts on the research market. Additionally, we have already trained our sales force on Epoch’s ASR product line and have started introducing these products to both new and existing customers.

Given the introduction of our second-generation instrument systems and our current product revenue levels, we recorded an additional $900,000 inventory reserve in the third quarter. This is a non-cash related item that’s recorded in cost of goods sold. We believe that sales of the original molecular biology workstation will continue and this reserve will permit us to competitively position the first-generation system against the recently announced second-generation instrument system.

Operating expenses excluding cost of product sales were 9.3 million in Q3 versus 12 million in the second quarter of this year. *** You should be aware however that the Q2 number included a $3.8 million non-cash charge related to the merger with SynX while our Q3 result includes $467,000 non-cash charge related to stock-based compensation expenses. Excluding both of these non-cash expenses, operating expenses rose by approximately $600,000 between the last two quarters. Most of this is due to the inclusion of SynX for the full three months instead of only two months last quarter. Expenses continued to closely track our expectations.

I can appreciate that it’s difficult for you to track all the merger related expenses and other non-cash operating expenses associated with running our business. In fact, I have taken to reviewing our expenses excluding all of these items and can tell you that operating expenses at Nanogen excluding cost for sales and SynX, are approximately 15% lower on a year-to-date basis than they were during the first nine months of 2003. We are continuing to closely control expenses as we have mentioned in our earlier conference calls. If you would like further detail of any of this, please call me later today.

Now, our net loss for the third quarter was $9.4 million versus $12.9 million in Q2 of this year. As Howard said earlier, we ended the quarter with approximately $53 million in cash or $7 million lower than the previous quarter. There are two items of note in discussing cash; first, the third quarter use of cash included $1 million as the final payment for SynX’s license to NT-proBNP, a marker that will be used in the congestive heart failure test. Second, the 12-month warrants in the amount of $2.5 million from our earlier PIPE financing went unexercised in September, as the strike price was higher than the stock price at the exercise date.

Let’s now turn to Q4 and future guidance. As discussed in last quarter’s conference call and earlier by Howard, our current expectation is for Q4 revenues to be consistent with Q3 of this year. Annual 2004 expenses including our SynX acquisition and the various non-cash charges discussed earlier will be slightly higher than last year. Without the non-cash items, expenses will be flat for the consolidated company and down approximately 15% in the consistent Nanogen portion of the company.

As we look into 2005, we are expecting significant revenue growth. Product revenue will be the primary driver of total revenue. Government funding and sponsored research will also be a factor but at a reduced percentage. Product revenue growth in 2005 will be tied to the availability of several new products that I will list for you. First, within Nanogen, you should expect the NanoChip 400 and related ASRs for infectious disease and for mutations in the CFTR gene. Second, at SynX, the congestive heart failure product should begin shipping in mid-year. And third, pending shareholder approval, the Epoch merger will add additional revenue from existing and recently launched new products. All of these initiatives address large markets and should provide stimulus for significant revenue acceleration in 2005 and beyond.

Having created a platform for revenue growth, it is now largely a matter of execution. During the past six months, we have made several changes at senior levels of our management team. These positions have been filled by people having held executive positions at companies such as Gen-Probe, Thermo Electron, IGEN and Apple Computer. They share plenty of experience in operating commercial enterprises that are focused on revenue growth and the associated process. Nanogen is leveraging its fine history in the research arena and is transitioning to be a revenue-focused enterprise. Howard will close with a few comments to summarize.

Howard Birndorf, Chairman and CEO

In summary, we continue to work aggressively to put the foundation in place to become a leader in advanced diagnostics. Our merger with Epoch, our new product development efforts and our capital raising activities have all been directed towards, and are supportive of that objective. They also provide the impetus for strong business and revenue growth over the next several years that I believe cannot only bring us the profitability, but also to the leadership position in the diagnostic market place.

When I step back and look at Nanogen, I see a strong vision of how we will participate and become a leader in the growing and evolving health care industry. We have the experience, resources, and dedication realize this vision. We have a strong intellectual property portfolio, excellent technology and product development and a sales team that will address the needs of research and clinical laboratories and the point-of-care customers with both genetic and proteomic testing products and technologies. That concludes the formal portion of our call. David, Rob, and I will be happy to take question.

•	QUESTION AND ANSWER SECTION

Operator: [Operator instruction].

As there are no further questions, I will turn the conference call back to Howard Birndorf to conclude the call.

Howard Birndorf, Chairman and Chief Executive Officer

Thank you. On behalf of the entire Executive Team here at Nanogen, we thank you for participating in our third quarter conference call. For those of you who continue to place your confidence in the company, we appreciate your support. We’d also like to thank our shareholders for their continued support and, of course, the employees of Nanogen, who continue to show their commitment and drive to deliver quality products to our customers. Thank you and good-bye.

Operator: Ladies and gentlemen. As previously mentioned, this call was recorded and a replay will be available approximately two hours following this conference call through Thursday, November 5th, at midnight Eastern Time. You may access the replay by dialing 877-519-4471 for US and Canadian parties, or 973-341-3080 for international participants, and entering the access code of 5299122.

Management’s audio presentation will also be archived on Nanogen’s website at www.nanogen.com for 90 days.

That concludes our conference call for today. Thanks for participating and have a nice day. You may all now disconnect your line.

*** Note Regarding Use of Non-GAAP Financial Information

Operating expenses were $10.6 million in the third quarter of 2004 and $14 million in the second quarter of 2004. Cost of product sales were $1.3 million in the third quarter of 2004 and $1.9 million in the second quarter of 2004.

Nanogen has used a non-GAAP adjustment to exclude cost of product sale from operating expenses. Nanogen believes that this non-GAAP adjustment is useful to management and investors because it enhances Nanogen’s comparability to other companies, many of which do not include cost of product sales in their presentation of expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Additional Information and Where to Find It

In connection with the merger of Nanogen, Inc. (“Nanogen”) and Epoch Biosciences (“Epoch”), Nanogen has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which includes a prospectus of Nanogen and a joint proxy statement for each of Epoch’s and Nanogen’s special stockholder meetings. Investors and security holders are advised to read the registration statement, prospectus and joint proxy statement because they contain important information about the proposed merger. Investors and security holders may obtain a free copy of the registration statement, prospectus and joint proxy statement and other documents filed by Epoch and Nanogen with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the registration statement, prospectus and joint proxy statement and other documents filed by Nanogen with the SEC may also be obtained from Nanogen by directing a request to Nanogen, Attention: Larry Respess, Secretary, 858-410-4600. Free copies of the joint proxy statement and other documents filed by Epoch with the Securities and Exchange Commission may also be obtained from Epoch by directing a request to Epoch, Attention: Bert Hogue, Chief Financial Officer, 425-482-5555.

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